As filed with Securities and Exchange Commission on March 16, 2015

Registration No. 333-188994

Registration No. 333-182720

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-188994)

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-182720)

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Engility Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	45-3854852
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3750 Centerview Drive

Chantilly, Virginia 20151

(Address of Principal Executive Offices)(Zip Code)

Engility Holdings, Inc. Amended and Restated 2012 Long Term Performance Plan

Engility Master Savings Plan

(Full title of the plans)

Thomas O. Miiller

Senior Vice President, General Counsel and Corporate Secretary

3750 Centerview Drive

Chantilly, Virginia 20151

(703) 708-1400

(Name, address, and telephone number of agent for service)

Copies to:

Ryan D. Thomas, Esq.

Jay H. Knight, Esq.

Bass, Berry & Sims PLC

150 Third Avenue South, Suite 2800

Nashville, Tennessee 37201

(615) 742-6200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

On February 26, 2015, as part of the strategic business combination of Engility Holdings, Inc., a Delaware corporation (the “Predecessor Registrant”), and TASC Parent Corporation, a Delaware corporation, the Predecessor Registrant merged with and into New East Holdings, Inc., a Delaware corporation and newly formed holding company (n/k/a Engility Holdings, Inc.) (the “Company”), with the Company continuing as the surviving company in the merger (the “Merger”). The Merger occurred pursuant to an Agreement and Plan of Merger, dated as of October 28, 2014 (the “Merger Agreement”), which was approved by the requisite vote of stockholders at a special meeting of the stockholders of the Predecessor Registrant held on February 23, 2015. Immediately after the Merger, the Company succeeded to and began conducting, directly or indirectly, all of the business conducted by the Predecessor Registrant immediately prior to the Merger.

At the effective time of the Merger, by virtue of the Merger and without any further action by any stockholder of the Predecessor Registrant or the Company, each share of the Predecessor Registrant’s common stock issued and outstanding immediately prior to the effective time was converted into the right to receive one share of common stock, par value $0.01 per share, of the Company (the “Common Stock”), upon the terms and subject to the conditions set forth in the Merger Agreement. The rights of the stockholders are governed by the Company’s Amended and Restated Certificate of Incorporation and the Company’s Amended and Restated Bylaws.

The offer and sale of Common Stock in connection with the Merger was registered under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to a registration statement on Form S–4 (File No. 333–200384), filed with the Securities and Exchange Commission (the “SEC”) and declared effective on January 21, 2015. The Common Stock, similar to the Predecessor Registrant’s common stock, trades on the New York Stock Exchange under the symbol “EGL.” Pursuant to Rule 12g-3(a) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the class of common stock of the Company, as successor issuer, are deemed to be registered under Section 12(b) of the Exchange Act.

At the effective time of the Merger, the Company succeeded to all of the Predecessor Registrant’s rights and obligations and/or agreed to honor or cause to be honored all obligations under the following plans (the “Plans”):

•	Engility Holdings, Inc. Amended and Restated 2012 Long Term Performance Plan;

•	Engility Holdings, Inc. 2012 Directors Stock Incentive Plan; and

•	Engility Master Savings Plan.

Generally, the Predecessor Registrant’s equity awards and equity-based awards were treated as follows pursuant to the Merger Agreement: (i) the vesting of each option to purchase shares of the Predecessor Registrant’s common stock accelerated at closing and the options were assumed by the Company following the completion of the mergers contemplated by the Merger Agreement, subject generally to certain adjustments to the exercise price of such stock options and/or dividend equivalent payments to reflect the Predecessor Registrant’s special cash dividend in the amount of $11.434 per share, which was paid to the Predecessor Registrant’s stockholders of record as of the close of business on February 25, 2015 that held their shares through the closing date of the mergers (the “Special Cash Dividend”); (ii) each Predecessor Registrant restricted stock unit (other than those held by the Predecessor Registrant’s directors and certain of its executive officers) vested and were settled in shares of the Company’s Common Stock following the completion of the mergers, and each holder thereof received payment of the Special Cash Dividend with respect to the total number of vested restricted stock units; (iii) each unvested Predecessor Registrant restricted stock unit held by the Predecessor Registrant’s directors and certain executive officers and the Special Cash Dividend paid with respect to the shares underlying each such restricted stock unit was, pursuant to a waiver signed by each of them, assumed by the Company and will continue to vest in accordance with the terms of the underlying award agreements, unless, in the case of a director, such director is requested to resign from the board of directors of the Company (other than for cause relating to his performance as a director) or, in the case of an executive officer, such executive officer’s employment is terminated by the Company without “cause” or the executive officer terminates his employment for “good reason,” in each case, prior to the end of the restricted period relating to any restricted stock units outstanding as of the date of the waiver (in which case such restricted stock units will automatically vest as of the date of termination and be settled in shares of the Company’s Common Stock and/or cash) and (iv) the Predecessor Registrant performance share awards were assumed by the Company following completion of the mergers, with the number of shares of the Company’s Common Stock that are eligible to vest with respect to such performance share awards (and the related accrual of the Special Cash Dividend with respect to the shares that are eligible to vest) determined at closing in accordance with the terms of the underlying performance share award agreements.

This Post-Effective Amendment No. 1 to Form S-8 pertains to the adoption by the Company of the following registration statements on Form S-8 of the Predecessor Registrant (each a “Registration Statement,” and collectively, the “Registration Statements”):

•	Registration File No. 333-182720 originally covering 2,800,000 shares of Predecessor Registrant common stock in connection with the Engility Holdings, Inc. 2012 Long-Term Performance Plan, 200,000 shares of Predecessor Registrant common stock in connection with the 2012 Directors Stock Incentive Plan (which is no longer an active plan), 450,000 shares of Predecessor Registrant common stock in connection with the Engility Holdings, Inc. 2012 Employee Stock Purchase Plan (which has been subsequently terminated) and 1,300,000 shares of Predecessor Registrant common stock in connection with the Engility Master Savings Plan and also covering an indeterminate number of plan interests to be offered or sold pursuant to the Engility Master Savings Plan; and

•	Registration File No. 333-188994 originally covering the registration of an additional 1,471,094 shares of Predecessor Registrant common stock under the Engility Holdings, Inc. Amended and Restated 2012 Long Term Performance Plan.

This Post-Effective Amendment No. 1 to Form S-8 is being filed by the Company pursuant to Rule 414 under the Securities Act, as the successor issuer to the Predecessor Registrant following the Merger. In accordance with Rule 414(d), the Company, as successor to the Predecessor Registrant, hereby expressly adopts the Registration Statements as its own for all purposes of the Securities Act and the Exchange Act. The applicable registration fees were paid at the time of the filing of the Registration Statements.

2

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following additional documents, which have been filed with the SEC, are incorporated by reference in and made a part of this registration statement, as of their respective dates (except the information in such documents to the extent that it is “furnished” and not “filed”):

•	the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC on March 4, 2015;

•	the Company’s Current Reports on Form 8-K filed with the SEC on January 13, 2015, February 23, 2015 (two reports) and February 27, 2015;

•	the Engility Master Savings Plan Annual Report on Form 11-K for the fiscal year ended December 31, 2013 (only incorporated by reference into Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 with Registration Statement File No. 333-182720);

•	the audited consolidated financial statements and unaudited condensed consolidated financial statements of TASC Parent Corporation and the pro forma combined financial information contained under the heading “Unaudited Pro Forma Combined Financial Information” in the final Joint Proxy/Consent Solicitation Statement/Prospectus filed by Engility Holdings, Inc. and New East Holdings, Inc. on January 22, 2015;

•	the description of the Company’s Common Stock contained under the heading “Description of New Engility Capital Stock” in the final Joint Proxy/Consent Solicitation Statement/Prospectus filed by Engility Holdings, Inc. and New East Holdings, Inc. on January 22, 2015; and

•	all documents filed by the Company or the Engility Master Savings Plan with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the filing of this Post-Effective Amendment No. 1 to Form S-8 and prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all such securities then remaining unsold.

Any statement contained herein or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Post-Effective Amendment No. 1 to Form S-8 to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Post-Effective Amendment No. 1 to Form S-8.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Delaware General Corporation Law

Section 145 of the Delaware General Corporation Law (“DGCL”) provides that a corporation may indemnify any person made a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was an officer, director, employee or agent of the corporation or was serving at the request of the corporation as an officer, director, employee or agent of another corporation or entity against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such proceeding if he or she acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, in the case of a criminal proceeding, he or she had no reasonable cause to believe that his or her conduct was unlawful. A corporation may indemnify any person made a party or threatened to be made a party to any threatened, pending or completed action or suit brought by or in the right of the corporation because he or she was an officer, director, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, provided that such indemnification will be denied if the person is found liable to the corporation unless, in such a case, the court determines the person is entitled to indemnification for such expenses as the court deems proper. A corporation must indemnify a present or former director or officer who successfully defends himself or herself in a proceeding to which he or she was a party because he or she was a director or officer of the corporation against expenses actually and reasonably incurred by him or her in connection with such proceeding. Expenses incurred by an officer or director, or any employees or agents as deemed appropriate by the board of directors, in defending civil or criminal proceedings may be paid by the corporation in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that he or she is not entitled to be indemnified by the corporation.

Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, which concerns the unlawful payment of dividends or an unlawful stock purchase or redemption or (iv) for any transaction from which the director derived an improper personal benefit.

Company Organizational Documents

The Company’s Amended and Restated Certificate of Incorporation (“Charter”) provides that no director will be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (c) under Section 174 of the DGCL or (d) for any transaction from which the directors derived an improper personal benefit. Additionally, the Charter provides that if the DGCL is amended to authorize corporate action further eliminating or limiting personal liability of directors, then the liability of a director of the Company will be eliminated or limited to the fullest extent provided by the DGCL, as so amended. Further, the Charter provides that any repeal or modification of the provisions of the Charter relating to any such limitation of liability will not adversely affect any right or protection of a director of the Company existing at the time of such repeal or modification.

The Company’s Amended and Restated Bylaws (“Bylaws”) provides that the Company will indemnify its current and former directors and officers to the fullest extent permitted by Delaware law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights that such law permitted the Company to provide prior to such amendment), except that the Company will not be obligated to indemnify any director or officer in connection with a proceeding initiated by such person unless such proceeding was authorized or consented to by the Company board, subject to limited exceptions set forth in the Bylaws. The right to indemnification includes the right to be paid by the Company the expenses (including attorneys’ fees) incurred in appearing at, participating in or defending in any such proceeding in advance of its final disposition or in connection with a proceeding brought to establish or enforce a right to indemnification or advancement of expenses under the Bylaws, provided that the director or officer delivers an undertaking to repay the advanced amounts if it is ultimately determined that the director or officer is not entitled to indemnification or advancement.

The Bylaws provide that any amendment, alteration or repeal of the indemnification provisions that adversely affect the right of an indemnitee or its successors will be prospective only and will not limit, eliminate or impair any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal. Additionally, the Bylaws provide that the indemnification and expense advancement obligations under the Bylaws are the primary source of indemnification and advancement of such indemnitee in connection therewith, and any obligation on the part of any stockholder of the Company, its affiliates and controlling persons under any organizational document, agreement or insurance policies maintained by any such indemnitor providing, among other things, indemnification or advancement of expenses for the indemnitee for, among other things, the same matters that are subject to the indemnification and expense advancement provisions of the Bylaws are secondary to the Company’s obligations to indemnify and advance expenses to such indemnitee and will be reduced by any amount that such indemnitee may collect as indemnification of advancement of expense from the Company.

Directors’ and Officers’ Insurance

The Company maintains insurance on behalf of any person who is or was an officer or director against claims or liability asserted against him or her and incurred by him or her in such capacity, or arising out of his or her status as such, whether or not the Company would have the power or the obligation to indemnify him or her against such liability under the Company’s organizational documents.

Item 7.	Exemption From Registration Claimed

Not applicable.

Item 8.	Exhibits.

See the “Exhibit Index” which follows the signature pages to this Post-Effective Amendment No. 1 to Form S-8 and is incorporated by reference herein.

Pursuant to Item 8(b) of Form S-8, in lieu of an opinion of counsel concerning compliance with the requirements of the Employee Retirement Income Act of 1974, as amended, or an Internal Revenue Service (“IRS”) determination letter that the Engility Master Savings Plan is qualified under Section 401 of the Internal Revenue Code, as amended, the Company undertakes that it will submit or the Predecessor Registrant has submitted the Engility Master Savings Plan and any amendments thereto to the IRS in a timely manner and the Predecessor Registrant has made, or the Company will make, all changes required by the IRS in order to qualify the Engility Master Savings Plan.

Item 9.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraph (a)(1)(i), (a)(1)(ii), and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chantilly, State of Virginia, on this 16th day of March, 2015.

Engility Holdings, Inc.

By:	/s/ Thomas O. Miiller
Name:	Thomas O. Miiller
Title:	Senior Vice President, General Counsel and Corporate Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Thomas O. Miiller, Wayne M. Rehberger and Jon Brooks, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, in connection with this registration statement, including to sign and file in the name and on behalf of the undersigned as director or officer of the registrant any and all amendments or supplements (including any and all stickers and post-effective amendments) to this registration statement, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorney-in-fact and agent, with full power and authority to do and perform each and every act and things requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents, or any substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Anthony Smeraglinolo	Director, President and Chief Executive Officer (Principal Executive Officer)	March 16, 2015
Anthony Smeraglinolo

/s/ Wayne M. Rehberger	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	March 16, 2015
Wayne M. Rehberger

/s/ Richard B. Harkey	Vice President, Corporate Controller and Chief Accounting Officer (Principal Accounting Officer)	March 16, 2015
Richard B. Harkey

/s/ Peter A. Marino	Co-Chairman	March 16, 2015
Peter A. Marino

/s/ David A. Savner	Co-Chairman	March 16, 2015
David A. Savner

/s/ Edward P. Boykin	Director	March 16, 2015
Edward P. Boykin

/s/ Steven A. Denning	Director	March 16, 2015
Steven A. Denning

/s/ Lynn A. Dugle	Director	March 16, 2015
Lynn A. Dugle

/s/ Darryll J. Pines	Director	March 16, 2015
Darryll J. Pines

/s/ David M. Kerko	Director	March 16, 2015
David M. Kerko

/s/ Anthony Principi	Director	March 16, 2015
Anthony Principi

/s/ Charles S. Ream	Director	March 16, 2015
Charles S. Ream

/s/ William G. Tobin	Director	March 16, 2015
William G. Tobin

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the trustees (or other persons who administer the Engility Master Savings Plan) have duly caused this Post-Effective Amendment No. 1 to Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chantilly, State of Virginia, on this 16th day of March, 2015.

Engility Master Savings Plan

By:	Engility LLC

By:	/s/ Thomas O. Miiller
Name:	Thomas O. Miiller
Title:	Senior Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

4.1	Amended and Restated Certificate of Incorporation of Engility Holdings, Inc. dated February 25, 2015 (incorporated herein by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K12B, as filed with the SEC on February 27, 2015 (File No. 001-35487)).

4.2	Amended and Restated Bylaws of Engility Holdings, Inc. (incorporated herein by reference to Exhibit 3.2 of the Company’s Current Report on Form 8-K12B, as filed with the SEC on February 27, 2015 (File No. 001-35487)).

4.3	Form of Common Stock Certificate

4.4	Stockholders Agreement, dated February 26, 2015, by and among Engility Holdings, Inc. and Birch Partners, L.P. and for the limited purposes set forth therein, KKR 2006 Fund L.P. and General Atlantic Partners 85, L.P., KKR Initial Investors and GA Initial Investors (as defined therein) (incorporated herein by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K12B, as filed with the SEC on February 27, 2015 (File No. 001-35487)).

5.1	Opinion of Bass, Berry & Sims PLC

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Deloitte & Touche LLP, independent auditors to TASC Parent Corporation.

23.3	Consent of Bass, Berry & Sims PLC (included in the Opinion of Bass, Berry & Sims PLC filed herewith as Exhibit 5.1)

24.1	Power of Attorney (included on signature page of this registration statement)

99.1	Engility Holdings, Inc. Amended and Restated 2012 Long Term Performance Plan (incorporated herein by reference to Exhibit 10.4 of Engility Holdings, Inc.’s Current Report on Form 8-K, as filed with the SEC on May 28, 2013 (File No. 001-35487)).

99.2	Engility Master Savings Plan (incorporated herein by reference to Exhibit 4.7 of Engility Holdings, Inc.’s registration statement on Form S-8, as filed with the SEC on July 17, 2012 (File No. 333-182720)).